Exhibit 99.4
ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

ANNUAL REPORT ON FORM 10-K

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Genuine Parts Company and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Genuine Parts Company and Subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of income and comprehensive income, equity and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 21, 2020 expressed an unqualified opinion thereon.

Adoption of New Accounting Standard

As discussed in Note 1 to the consolidated financial statements, the Company changed its method for accounting for leases in 2019. See below for discussion of our related critical audit matter.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of Goodwill
Description of the Matter	As of December 31, 2019, the Company’s goodwill was $2,293,519,000. As disclosed in Note 1 to the consolidated financial statements, goodwill is tested for impairment at least annually at the reporting unit level. For a reporting unit in which the Company concludes, based on the qualitative assessment, that it is more likely than not that the fair value of the reporting unit is less than its carrying amount (or if the Company elects to skip the optional qualitative assessment), the Company is required to perform a quantitative impairment test, which includes measuring the fair value of the reporting unit and comparing it to the reporting unit’s carrying amount. In the year ended December 31, 2019, the Company recorded a goodwill impairment charge of $81,968,000 related to one of its reporting units as disclosed in Note 2 to the consolidated financial statements.

Auditing management’s quantitative impairment test for goodwill was complex and judgmental due to the significant estimation required to determine the fair value of a reporting unit. In particular, the fair value estimate was sensitive to significant assumptions, such as changes in the weighted average costs of capital, revenue growth rates, operating margins, working capital and terminal value, which are affected by expectations about future market or economic conditions.

How We Addressed the Matter in Our Audit	We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s goodwill impairment review process, including controls over management’s review of the significant assumptions described above.

To test the estimated fair value of the reporting units where the quantitative impairment tests were performed, we performed audit procedures that included, among others, assessing methodologies and testing the significant assumptions discussed above and the underlying data used by the Company in its analysis. For example, we compared the significant assumptions of the reporting unit to current industry, market and economic trends, to the Company's historical results and those of other guideline companies in the same industry, and to other relevant factors. We involved our valuation specialists to assist in our evaluation of the Company's valuation methodology and significant assumptions. In addition, we assessed the historical accuracy of management’s estimates and performed sensitivity analyses of significant assumptions to evaluate the changes in the fair values of the reporting units that would result from changes in the assumptions. We also recalculated the resulting impairment charge recorded by the Company.

Fair Value of Customer Relationships Acquired in Business Combinations
Description of the Matter	As disclosed in Note 12 to the consolidated financial statements, the Company’s cash used in acquisitions of businesses totaled $732,142,000, net of cash acquired, during the year ended December 31, 2019. These acquisitions were accounted for under the acquisition method of accounting for business combinations. For each business combination, the Company allocated the net purchase price to the assets acquired and the liabilities assumed based on their respective fair values as of the date of acquisition, including other intangible assets of $340,799,000. Of the other intangible assets acquired, the largest was customer relationships of $304,302,000.

Auditing the Company's accounting for business combinations was complex due to the significant estimation uncertainty in the Company’s determination of the fair value of customer relationships. The significant estimation uncertainty was primarily due to the sensitivity of the respective fair values of customer relationships to assumptions about the future cash flows that the Company expects to generate from the acquired businesses. The Company used the multi-period excess earnings method under the income approach to measure the customer relationships. The significant assumptions used to estimate the fair value of the customer relationships included discount rates and certain assumptions that form the basis of the forecasted results (e.g., future revenue growth rates, operating margins and attrition rates). The significant assumptions are forward-looking and could be affected by future economic and market conditions.

How We Addressed the Matter in Our Audit	We obtained an understanding, evaluated the design and tested the operating effectiveness of relevant controls over the Company’s process for estimating the fair value of customer relationships, including controls over management's review of the significant assumptions used in the multi-period excess earnings method under the income approach.

To test the estimated fair value of the customer relationships, we performed audit procedures that included, among others, evaluating the Company's selection and application of the multi-period excess earnings method under the income approach and evaluating the significant assumptions used by the Company. We involved our valuation specialists to assist with our evaluation of the methodology used by the Company and significant assumptions included in the fair value estimates. For example, we compared the significant assumptions to the historical results of the acquired businesses and to other guideline companies within the same industries. We also performed sensitivity analyses of the significant assumptions, including the future revenue growth rates, operating margins and attrition rates, to evaluate the change in the fair value of the intangible assets resulting from changes in the assumptions.

Adoption of New Lease Accounting Standard
Description of the Matter
As discussed above and in Note 1 to the consolidated financial statements, the Company adopted Accounting Standard Codification Topic 842, Leases (“ASC 842”) as of January 1, 2019. The adoption of ASC 842 resulted in the recognition of a right-of-use asset and lease liability on the consolidated balance sheet for substantially all leases, including operating leases. The cumulative effect of adopting the standard resulted in an adjustment to retained earnings of $4,797,000, net of taxes, at the same date. Management elected to adopt ASC 842 using the modified retrospective approach, in which existing leases were recorded at the adoption date, but prior periods were not recast under this approach. As of December 31, 2019, the Company’s right-of-use asset and lease liability were $995,667,000 and $1,011,726,000, respectively, as disclosed in Note 6 to the consolidated financial statements. The right-of-use asset and liability were dependent on management’s determination of incremental borrowing rates (IBRs), which required significant judgment.

Auditing the Company's adoption of ASC 842 was especially challenging due to the effort required to ensure the completeness of the lease population and accuracy of lease terms given the significant volume of lease arrangements and subjectivity due to management’s judgment required to estimate its IBRs. Generally, the Company's lease arrangements do not provide an implicit interest rate. Therefore, the Company was required to estimate its IBRs across various currency environments to use as the discount rates when determining its right-of-use asset and lease liability.

How We Addressed the Matter in Our Audit	We obtained an understanding, evaluated the design and tested the operating effectiveness of relevant controls over the Company’s process for implementing the new lease accounting standard. For example, we tested controls over management's process for review of the application of accounting policy elections and over management’s review of the IBRs.

To test the Company’s adoption of ASC 842, our audit procedures included, among others, an evaluation of the completeness of the population of contracts that meet the definition of a lease under ASC 842, testing the accuracy of lease terms within the lease information technology system, and testing the accuracy of the Company’s system calculations of initial right-of-use assets and lease liabilities. Additionally, we involved our valuation specialists to test management’s model for estimating the IBRs. Our specialists assisted us in evaluating management’s methodology for developing the IBR, testing significant assumptions, such as currency environment adjustments, and comparing the Company’s IBRs to ranges developed by our specialists based on independently observed data.

Loss Contingencies Related to Product Liabilities
Description of the Matter	As disclosed in Notes 1 and 11 to the consolidated financial statements, the Company is subject to pending product liability lawsuits primarily resulting from its national distribution of automotive parts and supplies. The Company accrues for loss contingencies related to product liabilities if it is probable that the Company will incur a loss and the loss can be reasonably estimated. The amount accrued for product liabilities as of December 31, 2019 was $146,230,000.

Auditing the Company’s loss contingencies related to product liabilities was complex due to the significant measurement uncertainty associated with the estimate, management’s application of significant judgment and the use of valuation techniques. In addition, the loss contingencies related to product liabilities are sensitive to significant management assumptions, including the number, type, and severity of claims incurred and estimated to be incurred in future periods.

How We Addressed the Matter in Our Audit	We obtained an understanding, evaluated the design and tested the operating effectiveness of relevant controls over the Company’s process for estimating loss contingencies related to product liabilities. For example, we tested controls over management's review of the significant assumptions described above and the reconciliation of claims data to that used by the Company’s actuarial specialist.

To test the estimated loss contingencies related to product liabilities, our audit procedures included, among others, assessing the methodology used, testing the significant assumptions, including testing the completeness and accuracy of the underlying data, and comparing significant assumptions to historical claims as well as external data. We evaluated the legal letters obtained from internal and external legal counsel, held discussions with legal counsel, and performed a search for new or contrary evidence affecting the estimate. We involved our actuarial specialists to assist in our evaluation of the methodology and assumptions used by management and to independently develop a range of estimated product liabilities using the Company’s historical data as well as other information available for similar cases. We compared the Company's estimated loss contingencies related to product liabilities to the range developed by our actuarial specialists. We also assessed the adequacy of the Company’s disclosures, included in Notes 1 and 11 to the consolidated financial statements, in relation to these matters.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 1948.

Atlanta, Georgia
February 21, 2020, except for the effects of discontinued operations as discussed in Note 1 and Note 12, as to which the date is October 23, 2020

Genuine Parts Company and Subsidiaries
Consolidated Balance Sheets
(In Thousands, Except Share Data and per Share Amounts)

	As of December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$276,992	$333,547
Trade accounts receivable, net	2,440,252	2,276,728
Merchandise inventories, net	3,443,876	3,211,695
Prepaid expenses and other current assets	1,063,245	1,024,071
Current assets of discontinued operations	714,251	729,649
Total current assets	7,938,616	7,575,690
Goodwill	2,293,519	2,046,820
Other intangible assets, less accumulated amortization	1,492,097	1,327,898
Deferred tax assets	45,921	35,442
Operating lease assets	995,667	—
Other assets	457,350	461,924
Net property, plant, and equipment	1,173,688	994,654
Noncurrent assets of discontinued operations	248,771	240,612
Total assets	$14,645,629	$12,683,040

Liabilities and equity
Current liabilities:
Trade accounts payable	$3,948,000	$3,825,650
Current portion of debt	624,043	711,147
Dividends payable	110,851	105,369
Other current liabilities	1,493,109	1,050,442
Current liabilities of discontinued operations	218,117	208,125
Total current liabilities	6,394,120	5,900,733
Long-term debt	2,802,056	2,432,133
Operating lease liabilities	756,519	—
Pension and other post-retirement benefit liabilities	249,832	235,228
Deferred tax liabilities	233,044	196,843
Other long-term liabilities	445,652	442,908
Noncurrent liabilities of discontinued operations	68,906	3,204
Equity:
Preferred stock, par value $1 per share — authorized 10,000,000 shares; none issued	—	—
Common stock, par value $1 per share - authorized 450,000,000 shares; issued and outstanding - 2019 - 145,378,158 shares and 2018 - 145,936,613 shares	145,378	145,937
Additional paid-in capital	98,777	78,380
Accumulated other comprehensive loss	(1,141,308)	(1,115,078)
Retained earnings	4,571,860	4,341,212
Total parent equity	3,674,707	3,450,451
Noncontrolling interests in subsidiaries	20,793	21,540
Total equity	3,695,500	3,471,991
Total liabilities and equity	$14,645,629	$12,683,040
See accompanying notes.

Genuine Parts Company and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(In Thousands, Except per Share Amounts)

	Year Ended December 31,
	2019	2018	2017
Net sales	$17,522,234	$16,831,605	$14,396,442
Cost of goods sold	11,662,551	11,311,850	9,964,967
Gross margin	5,859,683	5,519,755	4,431,475
Operating expenses:
Selling, administrative, and other expenses	4,577,610	4,241,203	3,358,019
Depreciation and amortization	257,263	227,584	152,808
Provision for doubtful accounts	13,876	15,929	10,387
Restructuring costs	100,023	—	—
Goodwill impairment charge	—	—	—
Total operating expenses	4,948,772	4,484,716	3,521,214
Non-operating expenses (income):
Interest expense	95,583	101,796	41,327
Other	(86,712)	(61,395)	(61,713)
Special termination costs	42,757	—	—
Total non-operating expenses (income)	51,628	40,401	(20,386)
Income before income taxes	859,283	994,638	930,647
Income taxes	212,808	245,104	366,864
Net income from continuing operations	$646,475	$749,534	$563,783
Net (loss) income from discontinued operations	(25,390)	60,940	52,974
Net income	$621,085	$810,474	$616,757

Basic earnings per share:
Continuing operations	$4.44	$5.11	$3.83
Discontinued operations	(0.18)	0.42	0.36
Basic earnings per share	$4.26	$5.53	$4.19
Diluted earnings per share:
Continuing operations	$4.42	$5.09	$3.82
Discontinued operations	(0.18)	0.41	0.36
Diluted earnings per share	$4.24	$5.50	$4.18

Weighted average common shares outstanding	145,736	146,657	147,140
Dilutive effect of stock options and nonvested restricted stock awards	681	584	561
Weighted average common shares outstanding — assuming dilution	146,417	147,241	147,701
See accompanying notes.

Genuine Parts Company and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(In Thousands, Except per Share Amounts)

	Year Ended December 31,
	2019	2018	2017
Net income	$621,085	$810,474	$616,757
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	38,246	(233,235)	137,694
Net gain (loss) on cash flow and net investment hedges, net of income taxes of 2019 — $16,600; 2018 — $10,398; 2017 — $9,711	13,617	28,114	(17,388)
Pension and postretirement benefit adjustments, net of income taxes of 2019 — $5,036; 2018 — $21,297; 2017 — $20,539	44,433	(57,365)	40,123
Other comprehensive income (loss), net of tax	96,296	(262,486)	160,429
Comprehensive income	$717,381	$547,988	$777,186
See accompanying notes.

Genuine Parts Company and Subsidiaries
Consolidated Statements of Equity
(In Thousands, Except Share Data and per Share Amounts)

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total Parent Equity	Non- controlling Interests in Subsidiaries	Total Equity
	Shares	Amount
Balance at January 1, 2017	148,410,422	$148,410	$56,605	$(1,013,021)	$4,001,734	$3,193,728	$13,628	$3,207,356
Net income	—	—	—	—	616,757	616,757	—	616,757
Other comprehensive income, net of tax	—	—	—	160,429	—	160,429	—	160,429
Cash dividends declared, $2.70 per share	—	—	—	—	(396,891)	(396,891)	—	(396,891)
Share-based awards exercised, including tax benefit of $3,134	131,232	132	(5,371)	—	—	(5,239)	—	(5,239)
Share-based compensation	—	—	16,892	—	—	16,892	—	16,892
Purchase of stock	(1,889,039)	(1,889)	—	—	(171,635)	(173,524)	—	(173,524)
Noncontrolling interest activities	—	—	—	—	—	—	38,376	38,376
Balance at December 31, 2017	146,652,615	146,653	68,126	(852,592)	4,049,965	3,412,152	52,004	3,464,156
Net income	—	—	—	—	810,474	810,474	—	810,474
Other comprehensive loss, net of tax	—	—	—	(262,486)	—	(262,486)	—	(262,486)
Cash dividends declared, $2.88 per share	—	—	—	—	(422,352)	(422,352)	—	(422,352)
Share-based awards exercised, including tax benefit of $4,232	235,058	235	(10,462)	—	—	(10,227)	—	(10,227)
Share-based compensation	—	—	20,716	—	—	20,716	—	20,716
Purchase of stock	(951,060)	(951)	—	—	(91,032)	(91,983)	—	(91,983)
Cumulative effect from adoption of ASU No. 2014-09, net of tax	—	—	—	—	(5,843)	(5,843)	—	(5,843)
Noncontrolling interest activities	—	—	—	—	—	—	(30,464)	(30,464)
Balance at December 31, 2018	145,936,613	145,937	78,380	(1,115,078)	4,341,212	3,450,451	21,540	3,471,991
Net income	—	—	—	—	621,085	621,085	—	621,085
Other comprehensive income, net of tax	—	—	—	96,296	—	96,296	—	96,296
Cash dividends declared, $3.05 per share	—	—	—	—	(444,372)	(444,372)	—	(444,372)
Share-based awards exercised, including tax benefit of $4,920	240,568	240	(11,653)	—	—	(11,413)	—	(11,413)
Share-based compensation	—	—	32,050	—	—	32,050	—	32,050
Purchase of stock	(799,023)	(799)	—	—	(73,388)	(74,187)	—	(74,187)
Cumulative effect from adoption of ASU No. 2018-02	—	—	—	(122,526)	122,526	—	—	—
Cumulative effect from adoption of ASU No. 2016-02, net of tax	—	—	—	—	4,797	4,797	—	4,797
Noncontrolling interest activities	—	—	—	—	—	—	(747)	(747)
Balance at December 31, 2019	145,378,158	$145,378	$98,777	$(1,141,308)	$4,571,860	$3,674,707	$20,793	$3,695,500
See accompanying notes.

Genuine Parts Company and Subsidiaries
Consolidated Statements of Cash Flows
(In Thousands)

	Year Ended December 31,
	2019	2018	2017
Operating activities
Net income	$621,085	$810,474	$616,757
Net (loss) income from discontinued operations	(25,390)	60,940	52,974
Net income from continuing operations	646,475	749,534	563,783
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	257,263	227,584	152,808
Excess tax benefits from share-based compensation	(4,920)	(4,232)	(3,134)
Deferred income taxes	(55,939)	1,593	69,018
Share-based compensation	28,703	17,737	14,031
Realized currency and other divestiture losses	34,701	—	—
Gain on equity investment	(38,663)	—	—
Other operating activities	(17,589)	1,648	(18,097)
Changes in operating assets and liabilities:
Trade accounts receivable, net	(134,163)	(62,103)	(22,722)
Merchandise inventories, net	(54,765)	(74,148)	(19,813)
Trade accounts payable	82,739	357,097	89,543
Other short-term assets and liabilities	11,740	(100,616)	(12,713)
Other long-term assets and liabilities	76,937	(57,372)	(58,139)
Net cash provided by operating activities from continuing operations	832,519	1,056,722	754,565
Investing activities
Purchases of property, plant and equipment	(277,873)	(226,506)	(148,726)
Proceeds from sale of property, plant and equipment	24,387	14,391	18,346
Proceeds from divestitures of businesses	434,609	—	—
Acquisitions of businesses and other investing activities	(724,718)	(257,823)	(1,494,795)
Net cash used in investing activities from continuing operations	(543,595)	(469,938)	(1,625,175)
Financing activities
Proceeds from debt	5,037,168	5,064,291	6,630,294
Payments on debt	(4,897,769)	(5,124,265)	(4,350,222)
Payments on acquired debt of AAG	—	—	(833,775)
Share-based awards exercised	(11,413)	(10,227)	(5,239)
Dividends paid	(438,890)	(415,983)	(395,475)
Purchase of stock	(74,187)	(91,983)	(173,524)
Other financing activities	(871)	(30,663)	—
Net cash (used in) provided by financing activities from continuing operations	(385,962)	(608,830)	872,059
Cash flows from discontinued operations:
Net cash provided by operating activities from discontinued operations	59,491	88,442	60,478
Net cash used in investing activities from discontinued operations	(19,611)	(26,186)	(5,105)
Net cash provided by financing activities from discontinued operations	—	—	—
Net cash provided by discontinued operations	39,880	62,256	55,373
Effect of exchange rate changes on cash	603	(21,562)	15,198
Net (decrease) increase in cash and cash equivalents	(56,555)	18,648	72,020
Cash and cash equivalents at beginning of year	333,547	314,899	242,879
Cash and cash equivalents at end of year	$276,992	$333,547	$314,899

Supplemental disclosures of cash flow information
Cash paid during the year for:
Income taxes	$303,736	$236,536	$298,827
Interest	$95,281	$102,131	$38,401
See accompanying notes.

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019
(in thousands, except per share data)
1. Summary of Significant Accounting Policies
Business
Genuine Parts Company and all of its majority-owned subsidiaries (the "Company") is a distributor of automotive replacement parts and industrial parts. The Company serves a diverse customer base through approximately 3,600 locations in North America, Australasia and Europe and, therefore, has limited exposure from credit losses to any particular customer, region, or industry segment. The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral. The Company has evaluated subsequent events through the date the financial statements were issued.
Principles of Consolidation
The consolidated financial statements include all of the accounts of the Company. The net income attributable to noncontrolling interests is not material to the Company’s consolidated net income. Intercompany accounts and transactions have been eliminated in consolidation. Effective June 30, 2020, the Company completed the divestiture of its Business Products Group. Refer to the acquisitions, divestitures and discontinued operations footnote for more information. The Company's results of operations for the Business Products Group are reported as discontinued operations and all information related to the discontinued operations has been excluded from the notes to the consolidated financial statements for all periods presented. Net (loss) income from discontinued operations for each period includes all costs that are directly attributable to these businesses and excludes certain corporate overhead costs that were previously allocated. Additionally, revenue from freight services provided by the Automotive Parts Group are grossed up and recast in continuing operations in each period because those sales are continuing with the discontinued operations after the divestiture.
Use of Estimates
The preparation of the consolidated financial statements, in conformity with U.S. generally accepted accounting principles, requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results may differ from those estimates and the differences could be material.
Revenue Recognition
The Company applied ASU 2014-09, using the modified retrospective method effective January 1, 2018. The cumulative effect of initially applying ASU 2014-09 and its amendments resulted in a reduction to the opening retained earnings balance of $8,000 prior to the tax adjustment, at January 1, 2018 and a related adjustment to other current liabilities as of that date. Revenue for periods prior to January 1, 2018 has not been adjusted and continues to be reported under Accounting Standards Codification ("ASC") Topic 605, Revenue Recognition (ASC 605).
The Company primarily recognizes revenue at the point the customer obtains control of the products or services and at an amount that reflects the consideration expected to be received for those products or services. Contracts with customers may include multiple performance obligations. For such arrangements, the Company allocates revenue to each performance obligation based on its relative standalone selling price and recognizes revenue upon delivery or as services are rendered.
Revenue is recognized net of allowances for returns, variable consideration and any taxes collected from customers that will be remitted to governmental authorities. Revenue recognized over time is not significant. Payment terms with customers vary by the type and location of the customer and the products or services offered. The Company does not adjust the promised amount of consideration for the effects of significant financing components based on the expectation that the period between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less. Arrangements with customers that include payment terms extending beyond one year are not significant. Liabilities for customer incentives, discounts, or rebates are included in other current liabilities in the consolidated balance sheets.
Product Distribution Revenues
The Company generates revenue primarily by distributing products through wholesale and retail channels. For wholesale customers, revenue is recognized when title and control of the goods has passed to the customer. Retail revenue is recognized at the point of sale when the goods are transferred to customers and consideration is received. Shipping and handling activities are

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

performed prior to the customer obtaining control of the products. Costs associated with shipping and handling are considered costs to fulfill a contract and are included in selling, administrative and other expenses in the period they are incurred.
Other Revenues
The Company offers software support, product cataloging, marketing, training and other membership program and support services to certain customers. This revenue is recognized as services are performed. Revenue from these services is recognized over a short duration and the impact to our consolidated financial statements is not significant.
Variable Consideration
The Company’s products are generally sold with a right of return and may include variable consideration in the form of incentives, discounts, credits or rebates. The Company estimates variable consideration based on historical experience to determine the expected amount to which the Company will be entitled in exchange for transferring the promised goods or services to a customer. The Company recognizes estimated variable consideration as an adjustment to the transaction price when control of the related product or service is transferred. The realization of variable consideration occurs within a short period of time from product delivery; therefore, the time value of money effect is not significant.
Foreign Currency Translation
The consolidated balance sheets and statements of income and comprehensive income of the Company’s foreign subsidiaries have been translated into U.S. dollars at the current and average exchange rates, respectively. The foreign currency translation adjustment is included as a component of accumulated other comprehensive loss.
Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.
Trade Accounts Receivable and the Allowance for Doubtful Accounts
The Company evaluates the collectability of trade accounts receivable based on a combination of factors. The Company estimates an allowance for doubtful accounts as a percentage of net sales based on historical bad debt experience and periodically adjusts this estimate when the Company becomes aware of a specific customer’s inability to meet its financial obligations (e.g., bankruptcy filing) or as a result of changes in the overall aging of accounts receivable. While the Company has a large customer base that is geographically dispersed, a general economic downturn in any of the industry segments in which the Company operates could result in higher than expected defaults and, therefore, the need to revise estimates for bad debts. For the years ended December 31, 2019, 2018, and 2017, the Company recorded provisions for doubtful accounts of approximately $13,876, $15,929, and $10,387, respectively. At December 31, 2019 and 2018, the allowance for doubtful accounts was approximately $35,047 and $18,747, respectively.
Merchandise Inventories, Including Consideration Received From Vendors
Merchandise inventories are valued at the lower of cost or net realizable value. Cost is determined by the last-in, first-out ("LIFO") method for a majority of U.S. automotive and industrial parts, and generally by the first-in, first-out ("FIFO") method for certain non-U.S. and other inventories. If the FIFO method had been used for all inventories, cost would have been approximately $531,800 and $479,500 higher than reported at December 31, 2019 and 2018, respectively. During 2019 and 2017, reductions in industrial parts inventories resulted in liquidations of LIFO inventory layers, which reduced cost of goods sold by approximately $10,400 and $2,000, respectively. There were no LIFO liquidations in 2018.
The Company identifies slow moving or obsolete inventories and estimates appropriate provisions related thereto. Historically, these losses have not been significant as the vast majority of the Company’s inventories are not highly susceptible to obsolescence and are eligible for return under various vendor return programs. While the Company has no reason to believe its inventory return privileges will be discontinued in the future, its risk of loss associated with obsolete or slow moving inventories would increase if such were to occur.
The Company enters into agreements at the beginning of each year with many of its vendors that provide for inventory purchase incentives. Generally, the Company earns inventory purchase incentives upon achieving specified volume purchasing levels or other criteria. The Company accrues for the receipt of these incentives as part of its inventory cost based on cumulative purchases of inventory to date and projected inventory purchases through the end of the year. While management believes the Company will continue to receive consideration from vendors in 2020 and beyond, there can be no assurance that vendors will continue to provide comparable amounts of incentives in the future.

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consist primarily of amounts due from vendors, prepaid expenses, and income and other taxes receivable.
Goodwill
The Company reviews its goodwill annually for impairment in the fourth quarter, or sooner if circumstances indicate that the carrying amount may exceed fair value. The Company tests goodwill for impairment at the reporting unit level, which is an operating segment or a level below an operating segment (a component). A component is a reporting unit if the component constitutes a business for which discrete financial information and operating results are available and management regularly reviews that information. However, the Company may aggregate two or more components of an operating segment into a single reporting unit if the components have similar economic characteristics.
To review goodwill at a reporting unit for impairment, the Company generally elects to first assesses qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. Qualitative factors include adverse macroeconomic, industry or market conditions, cost factors, or financial performance. If the Company elects not to perform a qualitative assessment or concludes from its assessment of qualitative factors that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, the Company must perform a quantitative test to evaluate goodwill impairment.
To perform a quantitative test, the Company calculates the fair value of the reporting unit and compares that amount to the reporting unit's carrying value. The Company typically calculates the fair value by using a combination of a market approach and an income approach that is based on a discounted cash flow model. The assumptions used in the market approach generally include benchmark company market multiples and the assumptions used in the income approach generally include the projected cash flows of the reporting unit, which are based on projected revenue growth rates and operating margins, and the estimated weighted average costs of capital, working capital and terminal value. The Company uses inputs and assumptions it believes are consistent with those a hypothetical marketplace participant would use. The Company recognizes goodwill impairment (if any) as the excess of the reporting unit's carrying value over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit.
Refer to the goodwill and other intangible assets footnote for further information on the results of the Company's annual goodwill impairment testing.
Long-Lived Assets Other Than Goodwill
The Company assesses its long-lived assets other than goodwill for impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable. To analyze recoverability, the Company projects undiscounted net future cash flows over the remaining life of such assets. If these projected cash flows are less than the carrying amount, an impairment would be recognized, resulting in a write-down of assets with a corresponding charge to earnings. Impairment losses, if any, are measured based upon the difference between the carrying amount and the fair value of the assets. For the year ended December 31, 2019, the Company recognized long-lived asset impairments of $5,408 related to certain assets expected to be abandoned in connection with the 2019 Cost Savings Plan (refer to the restructuring footnote for more information). No impairments were recognized in 2018 or 2017.
Other Assets
Other assets consist primarily of cash surrender value of life insurance policies, equity method investments, guarantee fees receivable, and deferred compensation benefits.
Property, Plant and Equipment
Property, plant and equipment are stated at cost. Depreciation and amortization are primarily determined on a straight-line basis over the following estimated useful lives of each asset: buildings and improvements, 10 to 40 years; machinery and equipment, 5 to 15 years.
Other Current Liabilities
Other current liabilities consist primarily of reserves for sales returns expected within the next year, accrued compensation, accrued customer incentives, accrued income and other taxes, and other reserves for expenses incurred.

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

Other Long-term Liabilities
Other long-term liabilities consist primarily of reserves for sales returns expected after the next year, guarantee obligations, accrued taxes and other non-current obligations.
Self-Insurance
The Company is self-insured for the majority its group health insurance costs. A reserve for claims incurred but not reported is developed by analyzing historical claims data provided by the Company’s claims administrators. These reserves are included in accrued expenses in the accompanying consolidated balance sheets as the expenses are expected to be paid within one year.
Long-term insurance liabilities consist primarily of reserves for the Company's workers’ compensation program. In addition, the Company carries various large risk deductible workers’ compensation policies for the majority of workers’ compensation liabilities. The Company records the workers’ compensation reserves based on an analysis performed by an independent actuary. The analysis calculates development factors, which are applied to total reserves as provided by the various insurance companies who underwrite the program. While the Company believes that the assumptions used to calculate these liabilities are appropriate, significant differences in actual experience or significant changes in these assumptions may materially affect workers’ compensation costs.
Accumulated Other Comprehensive Loss
The following table presents the amounts that comprise accumulated other comprehensive loss ("AOCL") as well as the changes in those amounts by component for the years ended on December 31, 2019 and 2018:

	Changes in Accumulated Other Comprehensive Loss by Component
	Pension Benefits	Other Post-Retirement Benefits	Cash Flow and Net Investment Hedges	Foreign Currency Translation	Total
Beginning balance, January 1, 2018	$(567,443)	$(1,514)	$(17,388)	$(266,247)	$(852,592)
Other comprehensive (loss) income before reclassifications, net of tax	(85,677)	20	26,563	(233,235)	(292,329)
Amounts reclassified from accumulated other comprehensive loss, net of tax	28,581	(289)	1,551	—	29,843
Net current period other comprehensive (loss) income	(57,096)	(269)	28,114	(233,235)	(262,486)
Ending balance, December 31, 2018	(624,539)	(1,783)	10,726	(499,482)	(1,115,078)
Other comprehensive income (loss) before reclassifications, net of tax	22,119	1	11,237	3,545	36,902
Amounts reclassified from accumulated other comprehensive loss, net of tax	22,646	(333)	2,380	34,701	59,394
Net current period other comprehensive income (loss)	44,765	(332)	13,617	38,246	96,296
Cumulative effect from adoption of ASU 2018-02	(122,526)	—	—	—	(122,526)
Ending balance, December 31, 2019	$(702,300)	$(2,115)	$24,343	$(461,236)	$(1,141,308)
The accumulated other comprehensive loss components related to the pension benefits are included in the computation of net periodic benefit income in the employee benefit plans footnote. The components related to the cash flow and net investment hedges are included in the derivatives and hedging footnote.
Business Combinations
When the Company acquires businesses, it applies the acquisition method of accounting and recognizes the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in an acquiree at their fair values on the acquisition date, which requires significant estimates and assumptions. Goodwill is measured as the excess of the fair value of the consideration transferred over the net of the acquisition date fair values of the identifiable assets acquired and liabilities assumed. The acquisition method requires the Company to record provisional amounts for any items for which the accounting is not complete

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

at the end of a reporting period. The Company must complete the accounting during the measurement period, which cannot exceed one year. Adjustments made during the measurement period could have a material impact on the Company's financial condition and results of operations.
The Company typically measures customer relationship and other intangible assets using an income approach. Significant estimates and assumptions used in this approach include discount rates and certain assumptions that form the basis of the forecasted cash flows expected to be generated from the asset (e.g., future revenue growth rates, operating margins and attrition rates). If the subsequent actual results and updated projections of the underlying business activity change compared with the assumptions and projections used to develop these values, the Company could record impairment charges. In addition, the Company has estimated the economic lives of certain acquired tangible and intangible assets and these lives are used to calculate depreciation and amortization expense. If the Company's estimates of the economic lives change, depreciation or amortization expenses could be increased or decreased, or the acquired asset could be impaired.
Legal and Product Liabilities
The Company accrues for potential losses related to legal disputes, litigation, product liabilities, and regulatory matters when it is probable (more likely than not) that the Company will incur a loss and the amount of the loss can be reasonably estimated.
The amount of the product liability reflects the Company’s reasonable estimate of losses based upon currently known facts. To calculate the liability, the Company estimates potential losses relating to pending claims and also estimates the likelihood of additional, similar claims being filed against the Company in the future. To estimate potential losses on claims that could be filed in the future, the Company considers claims pending against the Company, claim filing rates, the number of codefendants and the extent to which they share in settlements, and the amount of loss by claim type. The estimated losses for pending and potential future claims are calculated on a discounted basis using risk-free interest rates derived from market data about monetary assets with maturities comparable to those of the projected product liabilities. The Company uses an actuarial specialist to assist with measuring its product liabilities.
Fair Value Measurements
The carrying amounts reflected in the consolidated balance sheets for cash and cash equivalents, trade accounts receivable, trade accounts payable, and borrowings under the line of credit and term loan approximate their respective fair values based on the short-term nature of these instruments. At December 31, 2019 and 2018, the fair value of fixed rate debt was approximately $2,013,542 and $1,427,381, respectively. The fair value of fixed rate debt is designated as Level 2 in the fair value hierarchy (i.e., significant observable inputs) and is based primarily on the discounted value of future cash flows using current market interest rates offered for debt of similar credit risk and maturity. At December 31, 2019 and 2018, the carrying value of fixed rate debt, net of debt issuance costs, was $1,945,387 and $1,466,803, respectively, and is included in long-term and short-term debt in the consolidated balance sheets. Derivative instruments are recognized in the consolidated balance sheets at fair value and are designated as Level 2 in the fair value hierarchy. They are valued using inputs other than quoted prices, such as foreign exchange rates and yield curves.
Fair value measurements of non-financial assets and non-financial liabilities are primarily used in the impairment analyses of goodwill, other intangible assets, and long-lived assets. These involve fair value measurements on a nonrecurring basis using Level 3 inputs as defined in the fair value hierarchy (i.e., unobservable pricing inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing an asset or liability).
Derivatives and Hedging
The Company is exposed to various risks arising from business operations and market conditions, including fluctuations in interest rates and certain foreign currencies. When deemed appropriate, the Company uses derivative and non-derivative instruments as risk management tools to mitigate the potential impact of interest rate and foreign exchange rate risks. The objective of using these tools is to reduce fluctuations in the Company’s earnings, cash flows and net investments in certain foreign subsidiaries associated with changes in these rates. Derivative financial instruments are not used for trading or other speculative purposes. The Company has not historically incurred, and does not expect to incur in the future, any losses as a result of counterparty default related to derivative instruments.

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

The Company formally documents relationships between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking various hedge transactions. This process includes linking cash flow hedges to specific forecasted transactions or variability of cash flow to be paid. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the designated derivative and non-derivative instruments that are used in hedging transactions are highly effective in offsetting changes in the cash flows of the hedged items. When a designated instrument is determined not to be highly effective as a hedge or the underlying hedged transaction is no longer probable, hedge accounting is discontinued prospectively.
Shipping and Handling Costs
Shipping and handling costs are classified as selling, administrative and other expenses in the accompanying consolidated statements of income and comprehensive income and totaled approximately $303,900, $278,500, and $183,100, for the years ended December 31, 2019, 2018, and 2017, respectively.
Advertising Costs
Advertising costs are expensed as incurred and totaled $201,600, $203,500, and $164,800 in the years ended December 31, 2019, 2018, and 2017, respectively.
Accounting for Legal Costs
The Company’s legal costs expected to be incurred in connection with loss contingencies are expensed as such costs are incurred.
Share-Based Compensation
The Company maintains various long-term incentive plans, which provide for the granting of stock options, stock appreciation rights ("SARs"), restricted stock, restricted stock units ("RSUs"), performance awards, dividend equivalents and other share-based awards. SARs represent a right to receive upon exercise an amount, payable in shares of common stock, equal to the excess, if any, of the fair market value of the Company’s common stock on the date of exercise over the base value of the grant. The terms of such SARs require net settlement in shares of common stock and do not provide for cash settlement. RSUs represent a contingent right to receive one share of the Company’s common stock at a future date. The majority of awards previously granted vest on a pro-rata basis for periods ranging from one to five years and are expensed accordingly on a straight-line basis. Forfeitures are accounted for as they occur. The Company issues new shares upon exercise or conversion of awards under these plans.
Income Taxes
The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amount and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets and liabilities are recorded net as noncurrent deferred income taxes. In addition, valuation allowances are recorded to reduce deferred tax assets to the amount that will more likely than not be realized. In making this determination, the Company considers all available positive and negative evidence including projected future taxable income, future reversals of existing temporary differences, recent financial operations and tax planning strategies.
The Company recognizes a tax benefit from uncertain tax positions when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits.
Net Income from Continuing Operations per Common Share
Basic net income from continuing operations per common share is computed by dividing net income from continuing operations by the weighted average number of common shares outstanding during the year. The computation of diluted net income from continuing operations per common share includes the dilutive effect of stock options, stock appreciation rights and nonvested restricted stock awards options. Options to purchase approximately 210, 1,490, and 1,920 shares of common stock ranging from $85 — $105 per share were outstanding at December 31, 2019, 2018, and 2017, respectively. These options were excluded from the computation of diluted net income from continuing operations per common share because the options’ exercise prices were greater than the average market prices of common stock in each respective year.

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

Recent Accounting Pronouncements
Leases (Topic 842)
In February 2016, the FASB issued ASU 2016-02, Leases, which, among other things, requires an entity to recognize a right-of-use asset and a lease liability on the balance sheet for substantially all leases, including operating leases. Expanded disclosures with additional qualitative and quantitative information are also required. ASU 2016-02 and its amendments were effective for interim and annual reporting periods beginning after December 15, 2018 and early adoption was permitted.
The Company adopted ASU 2016-02 and its amendments as of January 1, 2019 using the modified retrospective method and utilized the optional transition method to apply the legacy guidance in ASC 840, Leases, including its disclosure requirements, in the comparative periods presented. The Company elected the package of practical expedients permitted under the transition guidance, which allowed the Company to carryforward its historical assessments of: (1) whether contracts are or contain leases, (2) lease classification and (3) initial direct costs. In addition, the Company did not elect the hindsight practical expedient to determine the reasonably certain lease term for existing leases. The Company elected a policy of not recording leases on its consolidated balance sheets when the leases have a term of 12 months or less and the Company is not reasonably certain to elect an option to purchase the leased asset. The Company recognizes payments on these leases within selling, administrative and other expenses on a straight-line basis over the lease term.
The Company's adoption of the standard resulted in a cumulative-effect adjustment to increase retained earnings by $4,797, net of taxes, as of January 1, 2019. The standard did not materially impact the Company's consolidated net income or liquidity. The standard did not have an impact on debt-covenant compliance under the Company's current debt agreements.
Income Statement - Reporting Comprehensive Income (Topic 220)
In February 2018, the FASB issued ASU 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The ASU permits a company to make a one-time election to reclassify stranded tax effects caused by the Tax Cuts and Jobs Act from accumulated other comprehensive income to retained earnings. The ASU also requires companies to disclose their accounting policies for releasing income tax effects from accumulated other comprehensive income. ASU 2018-02 was effective for periods beginning after December 15, 2018, with an election to adopt early. The Company adopted ASU 2018-02 as of January 1, 2019 and recognized an adjustment to increase retained earnings and to adjust accumulated other comprehensive loss by approximately $122,526.
Intangibles - Goodwill and Other (Topic 350)
In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment. The ASU simplifies the subsequent measurement of goodwill by eliminating the second step from the goodwill impairment test. ASU 2017-04 requires applying a one-step quantitative test and recording the amount of goodwill impairment as the excess of the reporting unit's carrying value over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. ASU 2017-04 does not amend the optional qualitative assessment of goodwill impairment. The Company adopted ASU 2017-04 as of October 1, 2019 and performed its annual evaluation of goodwill in accordance with this standard.
Financial Instruments - Credit Losses (Topic 220)
In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments. Among other things, the ASU and its amendments replace the incurred loss impairment model for receivables and certain other financial instruments with a current expected credit loss model. The new model measures impairment based on expected credit losses over the remaining contractual life of an asset, considering available information about the collectability of cash flows, past events, current conditions, and reasonable and supportable forecasts. Additional quantitative and qualitative disclosures are required. ASU 2016-13 is effective for periods beginning after December 15, 2019, with an option to adopt early. The Company plans to adopt the ASU and its amendments on January 1, 2020. On this date the Company currently expects to record an immaterial cumulative effect adjustment to reduce retained earnings as a result of the adoption. The adoption of ASU 2016-13 and its amendments is not expected to have a significant impact on the Company's consolidated financial statements.
Compensation - Retirement Benefits (Topic 715)
In August 2018, the FASB issued ASU 2018-14, Changes to the Disclosure Requirements for Defined Benefit Plans. The updated accounting guidance modifies the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans by removing, adding and clarifying certain disclosures. These provisions must be applied retrospectively. ASU 2018-14 is effective for periods beginning after December 15, 2020, with an option to adopt early. The adoption of ASU 2018-14 is not expected to have a significant impact on the Company’s financial position, results of operations or disclosures. The Company does not plan to early adopt the standard.

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40)
In August 2018, the FASB issued ASU 2018-15, Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. ASU No. 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop internal-use software. These provisions should be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. ASU 2018-15 is effective for periods beginning after December 15, 2019, with an option to adopt early. The adoption of ASU 2018-15 is not expected to have a significant impact on the Company’s financial position, results of operations or disclosures. The Company does not plan to early adopt the standard.

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

2. Goodwill and Other Intangible Assets
The changes in the carrying amount of goodwill during the years ended December 31, 2019 and 2018 by reportable segment, as well as other identifiable intangible assets, are summarized as follows:

	Goodwill
	Automotive	Industrial	Total	Other Intangible Assets, Net
Balance as of January 1, 2018	$1,765,508	$306,491	$2,071,999	$1,311,165
Additions	55,371	19,213	74,584	164,348
Amortization	—	—	—	(83,489)
Foreign currency translation	(99,056)	(707)	(99,763)	(64,126)
Balance as of December 31, 2018	1,721,823	324,997	2,046,820	1,327,898
Additions	194,561	185,679	380,240	340,799
Divestitures	(294)	(115,437)	(115,731)	(89,030)
Amortization	—	—	—	(92,206)
Impairments	—	—	—	(2,194)
Foreign currency translation	(18,595)	785	(17,810)	6,830
Balance as of December 31, 2019	$1,897,495	$396,024	$2,293,519	$1,492,097

The Company completed both qualitative and quantitative goodwill assessments as of October 1, 2019.
Due to several factors that developed in the fourth quarter of 2019, the Company performed an interim impairment test as of December 31, 2019 for its Business Products reporting unit and recorded a goodwill impairment charge of $81,968. As such, total goodwill of the Business Products reporting unit is net of $81,968 of accumulated impairment loss. The factors that developed in the fourth quarter of 2019 at the Business Products reporting unit included: (i) greater uncertainty associated with long-term industry trends and the competitive environment and (ii) fourth quarter results, including segment profitability, that were below management expectations due primarily to a reduction in volume with certain national account customers. The Company performed a quantitative goodwill impairment test as of December 31, 2019 and concluded that the full amount of goodwill allocated to the Business Products reporting unit was impaired. Due to the subsequent divestiture of the Business Products reporting unit, its goodwill balance, net of accumulated impairment loss, is classified in noncurrent assets of discontinued operations on the consolidated balance sheet. Further, the impairment charge is classified in net (loss) from discontinued operations in the consolidated statements of income and comprehensive income. Refer to the acquisitions, divestitures and discontinued operations footnote for further information.
The Company determined that the fair values of its remaining reporting units are in excess of their carrying amounts and there were no other indicators that goodwill was impaired.
The gross carrying amounts and accumulated amortization relating to other intangible assets at December 31, 2019 and 2018 are as follows:

	2019			2018
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	$1,481,470	$(287,851)	$1,193,619	$1,278,499	$(248,903)	$1,029,596
Trademarks	334,643	(36,501)	298,142	327,217	(29,643)	297,574
Non-competition agreements	5,268	(4,932)	336	4,989	(4,261)	728
	$1,821,381	$(329,284)	$1,492,097	$1,610,705	$(282,807)	$1,327,898

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

Amortization expense for other intangible assets totaled $92,206, $83,489, and $46,384 for the years ended December 31, 2019, 2018, and 2017, respectively. Estimated other intangible assets amortization expense for the succeeding five years is as follows:

2020	$93,123
2021	92,797
2022	92,687
2023	91,953
2024	91,105
$461,665

3. Property, Plant and Equipment
Property, plant and equipment as of December 31, 2019 and December 31, 2018, consisted of the following:

	2019	2018
Land	$128,353	$105,960
Buildings	779,124	715,649
Machinery, equipment and other	1,466,899	1,278,384
Property, plant and equipment, at cost	2,374,376	2,099,993
Less: accumulated depreciation	1,200,688	1,105,339
Property, plant and equipment, net	$1,173,688	$994,654

4. Credit Facilities
The principal amounts of the Company’s borrowings subject to variable rates (after consideration of hedging arrangements) totaled approximately $554,902 and $1,176,477 at December 31, 2019 and 2018, respectively. The weighted average interest rate on the Company’s outstanding borrowings was approximately 2.18% and 2.71% at December 31, 2019 and 2018, respectively.
The Company entered into long-term fixed rate debt private placement agreements of €250,000 and Australian dollar ("A$") A$310,000 on May 31, 2019 and June 30, 2019, respectively. The rates of interest and maturity dates related to these agreements are included in the table below.
Certain borrowings require the Company to comply with a financial covenant with respect to a maximum debt to EBITDA ratio. At December 31, 2019, the Company was in compliance with all such covenants. Due to the workers’ compensation and insurance reserve requirements in certain states, the Company also had unused letters of credit of approximately $65,322 and $63,504 outstanding at December 31, 2019 and 2018, respectively.

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

Amounts outstanding under the Company’s credit facilities, net of debt issuance costs consist of the following:

	December 31,
	2019	2018
Unsecured Revolving Credit Facility, $1,500,000, LIBOR plus 1.50% variable, due October 30, 2022	$477,873	$604,383
Unsecured Term Loan A, $1,100,000, LIBOR plus 1.50% variable, due October 30, 2022	962,500	1,045,000
Unsecured term notes:
July 29, 2016, Series G Senior Unsecured Notes, $50,000, 2.64% fixed, due July 29, 2021	50,000	50,000
December 2, 2013, Series F Senior Unsecured Notes, $250,000, 3.24% fixed, due December 2, 2023	250,000	250,000
June 30, 2019, Series A Senior Unsecured Notes, A$155,000, 3.10% fixed, due June 30, 2024	108,422	—
October 30, 2017, Series J Senior Unsecured Notes, €225,000, 1.40% fixed, due October 30, 2024	252,000	257,468
June 30, 2019, Series B Senior Unsecured Notes, A$155,000, 3.43% fixed, due June 30, 2026	108,422	—
November 30, 2016, Series H Senior Unsecured Notes, $250,000, 3.24% fixed, due November 30, 2026	250,000	250,000
October 30, 2017, Series K Senior Unsecured Notes, €250,000, 1.81% fixed, due October 30, 2027	280,000	286,075
October 30, 2017, Series I Senior Unsecured Notes, $120,000, 3.70% fixed, due October 30, 2027	120,000	120,000
May 31, 2019, Series A Senior Unsecured Notes, €50,000, 1.55% fixed, due May 31, 2029	56,000	—
October 30, 2017, Series L Senior Unsecured Notes, €125,000, 2.02% fixed, due October 30, 2029	140,000	143,038
May 31, 2019, Series B Senior Unsecured Notes, €100,000, 1.74% fixed, due May 31, 2031	112,000	—
October 30, 2017, Series M Senior Unsecured Notes, €100,000, 2.32% fixed, due October 30, 2032	112,000	114,430
May 31, 2019, Series C Senior Unsecured Notes, €100,000, 1.95% fixed, due May 31, 2034	112,000	—
Other unsecured debt	40,340	27,093
Total unsecured debt	3,431,557	3,147,487
Unamortized debt issuance costs	(5,458)	(4,207)
Total debt	3,426,099	3,143,280
Less debt due within one year	624,043	711,147
Long-term debt, excluding current portion	$2,802,056	$2,432,133
 Approximate maturities under the Company’s credit facilities, net of debt issuance costs, are as follows:

2020	$624,043
2021	189,573
2022	713,952
2023	249,240
2024	359,898
Thereafter	1,289,393
$3,426,099

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

5. Derivatives and Hedging
The following table summarizes the location and carrying amounts of the derivative instruments and the foreign currency denominated debt, a non-derivative financial instrument, that are designated and qualify as part of hedging relationships:

		December 31, 2019		December 31, 2018
Instrument	Balance sheet location	Notional	Balance	Notional	Balance
Cash flow hedges:
Interest rate swaps	Other current liabilities	$800,000	$24,792	$500,000	$6,345
Net investment hedges:
Cross-currency swap	Prepaid expenses and other current assets	$—	$—	$500,000	$6,006
Forward contracts	Prepaid expenses and other current assets	$925,810	$39,965	$—	$—
Foreign currency debt	Long-term debt	€700,000	$784,000	€700,000	$801,010
Cash Flow Hedges
The Company uses interest rate swaps to mitigate variability in forecasted interest payments on a portion of the Company’s U.S. dollar-denominated unsecured variable rate debt. The interest rate swaps effectively convert a portion of the floating rate interest payment into a fixed rate interest payment. The Company designates the interest rate swaps as qualifying hedging instruments and accounts for them as cash flow hedges. Gains and losses from fair value adjustments on the cash flow hedges are initially classified in accumulated other comprehensive loss and are reclassified to interest expense on the dates interest payments are accrued.
Hedges of Net Investments in Foreign Operations
The Company has designated certain derivative instruments and a portion of its foreign currency denominated debt, a non-derivative financial instrument, as hedges of the foreign currency exchange rate exposure of the Company's Euro-denominated net investment in a European subsidiary. The Company applies the spot method to assess the hedge effectiveness of the derivative instruments and this assessment for each instrument excludes the initial value related to the difference at contract inception between the foreign exchange spot rate and the forward rate (i.e., the forward points). The initial value of this excluded component is recognized as a reduction to interest expense in a systematic and rational manner over the term of the derivative instrument. All other changes in value for the net investment hedges are included in accumulated other comprehensive loss and would only be reclassified to earnings if the European subsidiary were liquidated, or otherwise disposed.
The table below presents pre-tax gains and losses related to designated cash flow hedges and net investment hedges:

	Gain (Loss) Recognized in AOCL Before Reclassifications			Gain Recognized in Interest Expense For Excluded Components
	2019	2018	2017	2019	2018	2017
Year Ended December 31,
Cash Flow Hedges:
Interest rate contract	$(21,972)	$(7,896)	$—	$—	$—	$—
Net Investment Hedges:
Cross-currency swap	2,936	6,006	—	2,294	6,740	—
Forward contracts	20,679	—	—	17,892	—	—
Foreign currency debt	17,010	38,850	(27,099)	—	—	—
Total	$18,653	$36,960	$(27,099)	$20,186	$6,740	$—
Amounts reclassified from accumulated other comprehensive loss to interest expense for the periods presented were not material.

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

6. Leased Properties
The Company primarily leases real estate for certain retail stores, distribution centers, office space and land. The Company also leases equipment (primarily vehicles).
Most real estate leases include one or more options to renew, with renewal terms that generally can extend the lease term from one to 20 years or more. The exercise of lease renewal options is at the Company's discretion. The Company evaluates renewal options at lease inception and on an ongoing basis, and includes renewal options that it is reasonably certain to exercise in its expected lease terms when classifying leases and measuring lease liabilities. Lease agreements generally do not require material variable lease payments, residual value guarantees or restrictive covenants.
The table below presents the locations of the operating lease assets and liabilities on the consolidated balance sheets as of December 31, 2019:

	Balance Sheet Line Item	December 31, 2019
Operating lease assets	Operating lease assets	$995,667

Operating lease liabilities:
Current operating lease liabilities	Other current liabilities	$255,207
Noncurrent operating lease liabilities	Operating lease liabilities	756,519
Total operating lease liabilities		$1,011,726
The depreciable lives of operating lease assets and leasehold improvements are limited by the expected lease term.
The Company's leases generally do not provide an implicit rate, and therefore the Company uses its incremental borrowing rate as the discount rate when measuring operating lease liabilities. The incremental borrowing rate represents an estimate of the interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease within a particular currency environment. The Company used incremental borrowing rates as of January 1, 2019 for operating leases that commenced prior to that date.
The Company's weighted average remaining lease term and weighted average discount rate for operating leases as of December 31, 2019 are:

Weighted average remaining lease term (in years)	5.5
Weighted average discount rate	2.82%

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

The table below reconciles the undiscounted future minimum lease payments (displayed by year and in the aggregate) under noncancelable operating leases with terms of more than one year to the total operating lease liabilities recognized on the consolidated balance sheets as of December 31, 2019:

2020	$281,535
2021	236,652
2022	179,256
2023	127,058
2024	81,226
Thereafter	186,454
Total undiscounted future minimum lease payments	1,092,181
Less: Difference between undiscounted lease payments and discounted operating lease liabilities	80,455
Total operating lease liabilities	$1,011,726
Operating lease payments include $55,055 related to options to extend lease terms that are reasonably certain of being exercised.
Operating lease costs (as defined under ASU 2016-02) were $310,028 for the year ended December 31, 2019. Operating lease costs are included within selling, administrative and other expenses on the consolidated statements of income and comprehensive income. Short-term lease costs, variable lease costs and sublease income were not material for the periods presented.
Rental expense for operating leases (as defined prior to the adoption of ASU 2016-02) was approximately $334,000 and $278,000 for 2018 and 2017, respectively.
Cash paid for amounts included in the measurement of operating lease liabilities was $311,170 for the year ended December 31, 2019, and this amount is included in operating activities in the consolidated statements of cash flows. Operating lease assets obtained in exchange for new operating lease liabilities were $330,103 for the year ended December 31, 2019.
7. Share-Based Compensation
At December 31, 2019, total compensation cost related to nonvested awards not yet recognized was approximately $38,000. The weighted-average period over which this compensation cost is expected to be recognized is approximately two years. The aggregate intrinsic value for SARs and RSUs outstanding at December 31, 2019 and 2018 was approximately $132,700 and $97,800, respectively. The aggregate intrinsic value for SARs and RSUs vested totaled approximately $58,200 and $41,300 at December 31, 2019 and 2018, respectively. At December 31, 2019, the weighted-average contractual life for outstanding and exercisable SARs and RSUs was 4 years. Share-based compensation costs of $28,703, $17,737, and $14,031, were recorded for the years ended December 31, 2019, 2018, and 2017, respectively. The total income tax benefits recognized in the consolidated statements of income and comprehensive income for share-based compensation arrangements were approximately $8,700, $5,600, and $4,600 for 2019, 2018, and 2017, respectively. There have been no modifications to valuation methodologies or methods during the years ended December 31, 2019, 2018, or 2017.
The fair value of RSUs is based on the price of the Company’s stock on the date of grant. The total fair value of RSUs vested during the years ended December 31, 2019, 2018, and 2017 were $26,200, $20,800, and $15,500, respectively. The Company did not grant SARs for the years ended December 31, 2019 and 2018. For the year ended December 31, 2017, the fair value of SARs granted were estimated using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 2.3%; dividend yield of 2.8%; annual historical volatility factor of the expected market price of the Company’s common stock of 19% for an average expected life of approximately 6 years.

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

A summary of the Company’s share-based compensation activity and related information is as follows:

	2019
	Shares (1)	Weighted Average Exercise Price (2)
Outstanding at beginning of year	3,650	$85
Granted	395	$—
Exercised	(922)	$76
Forfeited	(98)	$92
Outstanding at end of year (3)	3,025	$88
Exercisable at end of year	2,190	$87
Shares available for future grants	7,834
(1)Shares include RSUs.
(2)The weighted average exercise price excludes RSUs.
(3)The exercise prices for SARs outstanding as of December 31, 2019 ranged from approximately $43 to $100. The weighted average remaining contractual life of all SARs outstanding is approximately five years.
The weighted average grant date fair value of SARs granted during 2017 was $13.89. The aggregate intrinsic value of SARs and RSUs exercised during the years ended December 31, 2019, 2018, and 2017 was $36,200, $32,600, and $16,800, respectively.
In 2019, the Company granted approximately 395 RSUs. In 2018, the Company granted approximately 360 RSUs. In 2017, the Company granted approximately 746 SARs and 171 RSUs.
A summary of the Company’s nonvested share awards activity is as follows:

Nonvested Share Awards (RSUs)	Shares	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2019	563	$91
Granted	395	$100
Vested	(216)	$94
Forfeited	(65)	$94
Nonvested at December 31, 2019	677	$95

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

8. Income Taxes
Significant components of the Company’s deferred tax assets and liabilities are as follows:

	2019	2018
Deferred tax assets related to:
Expenses not yet deducted for tax purposes	$276,845	$248,382
Operating lease liabilities	281,853	—
Pension liability not yet deducted for tax purposes	261,909	277,929
Capital loss	18,317	11,944
Net operating loss	38,445	29,785
	877,369	568,040
Deferred tax liabilities related to:
Employee and retiree benefits	215,899	218,019
Inventory	92,577	94,361
Operating lease assets	274,630	—
Other intangible assets	343,649	289,897
Property, plant and equipment	63,518	68,122
Other	38,936	32,947
	1,029,209	703,346
Net deferred tax liability before valuation allowance	(151,840)	(135,306)
Valuation allowance	(35,282)	(26,095)
Total net deferred tax liability	$(187,122)	$(161,401)
The Company currently holds approximately $173,515 in net operating losses, of which approximately $122,212 will carry forward indefinitely. The remaining net operating losses of approximately $51,303 will begin to expire in 2024.
The components of income before income taxes are as follows:

	2019	2018	2017
United States	$613,910	$712,951	$737,339
Foreign	245,373	281,687	193,308
Income before income taxes	$859,283	$994,638	$930,647
The components of income tax expense are as follows:

	2019	2018	2017
Current:
Federal	$162,883	$130,144	$225,394
State	45,488	36,457	28,603
Foreign	60,376	76,910	43,849
Deferred:
Federal	(21,617)	13,295	74,197
State	(11,273)	5,427	13,761
Foreign	(23,049)	(17,129)	(18,940)
	$212,808	$245,104	$366,864

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

The reasons for the difference between total tax expense and the amount computed by applying the statutory Federal income tax rate to income before income taxes are as follows:

	2019	2018	2017
Statutory rate applied to income (1)	$180,449	$208,874	$325,742
Plus state income taxes, net of Federal tax benefit	27,030	33,088	27,537
Taxation of foreign operations, net (2)	(17,663)	(7,862)	(33,870)
U.S. tax reform - transition tax (3)	4,492	4,875	37,132
U.S. tax reform - deferred tax remeasurement (3)	—	424	15,932
Foreign rate change - deferred tax remeasurement	6,215	(1,461)	(9,338)
Book tax basis difference in investment	—	(11,944)	—
Valuation allowance	4,503	20,505	1,362
Other	7,782	(1,395)	2,367
	$212,808	$245,104	$366,864
(1)U.S. statutory rates applied to income are as follows: 2019 and 2018 at 21%, 2017 at 35%.
(2)The Company's effective tax rate reflects the net benefit of having operations outside of the U.S. which are taxed at statutory rates different from the U.S. statutory rate, with some income being fully or partially exempt from income taxes due to various operating and financing activities.
(3)Impact of the Tax Cuts and Jobs Act, enacted December 22, 2017.
The Company accounts for Global Intangible Low Taxed income in the year the tax is incurred as a period cost.
The Company, or one of its subsidiaries, files income tax returns in the U.S., various states, and foreign jurisdictions. With few exceptions, the Company is no longer subject to federal, state and local tax examinations by tax authorities for years before 2015 or subject to non-United States income tax examinations for years ended prior to 2013. The Company is currently under audit in the U.S. and some of its foreign jurisdictions. Some audits may conclude in the next 12 months and the unrecognized tax benefits recorded in relation to the audits may differ from actual settlement amounts. It is not possible to estimate the effect, if any, of the amount of such change during the next 12 months to previously recorded uncertain tax positions in connection with the audits. The Company does not anticipate that total unrecognized tax benefits will significantly change in the next 12 months.
A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

	2019	2018	2017
Balance at beginning of year	$18,428	$14,697	$15,190
Additions based on tax positions related to the current year	3,701	2,034	2,644
Additions for tax positions of prior years	620	4,787	1,511
Reductions for tax positions for prior years	(965)	(725)	(430)
Reduction for lapse in statute of limitations	—	(2,338)	(3,917)
Settlements	(323)	(27)	(301)
Balance at end of year	$21,461	$18,428	$14,697
The amount of gross unrecognized tax benefits, including interest and penalties, as of December 31, 2019 and 2018 was approximately $24,347 and $20,669, respectively, of which approximately $18,286 and $14,760, respectively, if recognized, would affect the effective tax rate.
During the years ended December 31, 2019, 2018, and 2017, the Company paid, received refunds, or accrued insignificant amounts of interest and penalties. The Company recognizes potential interest and penalties related to unrecognized tax benefits as a component of income tax expense.

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

As of December 31, 2019, the Company estimates that it has an outside basis difference in certain foreign subsidiaries of approximately $900,000, which includes the cumulative undistributed earnings from the Company's foreign subsidiaries. The Company continues to be indefinitely reinvested in this outside basis difference. Determining the amount of net unrecognized deferred tax liability related to any additional outside basis difference in these entities is not practicable. This is due to the complexities associated with the calculation to determine residual taxes on the undistributed earnings, including the availability of foreign tax credits, applicability of any additional local withholding tax and other indirect tax consequences that may arise due to the distribution of these earnings.
9. Employee Benefit Plans
The Company’s defined benefit pension plans cover employees in the U.S., Canada, and Europe who meet eligibility requirements. The plan covering U.S. employees is noncontributory and the Company implemented a hard freeze for the U.S. qualified defined benefit plan as of December 31, 2013. No further benefits were provided after this date for additional credited service or earnings and all participants became fully vested as of December 31, 2013. The Canadian plan is contributory and benefits are based on career average compensation. The Company’s funding policy is to contribute an amount equal to the minimum required contribution under applicable pension legislation. For the plans in the U.S. and Canada, the Company may increase its contribution above the minimum, if appropriate to its tax and cash position and the plans’ funded position. The European plans are funded in accordance with local regulations.
The Company also sponsors supplemental retirement plans covering employees in the U.S. and Canada. The Company uses a measurement date of December 31 for its pension and supplemental retirement plans.
Several assumptions are used to determine the benefit obligations, plan assets, and net periodic income. The discount rate for the U.S. pension plan is calculated using a bond matching approach to select specific bonds that would satisfy the projected benefit payments. The bond matching approach reflects the process that would be used to settle the pension obligations. The discount rate for non U.S. plans are set by using Willis Towers Watson's RATE:Link model. For each plan, this approach reflects yields available on high quality corporate bonds that would generate the cash flow necessary to pay the plan's benefits when due. The expected return on plan assets is based on a calculated market-related value of plan assets, where gains and losses on plan assets are amortized over a five year period and accumulate in other comprehensive income. Other non-investment unrecognized gains and losses are amortized in future net income based on a “corridor” approach, where the corridor is equal to 10% of the greater of the benefit obligation or the market-related value of plan assets at the beginning of the year. The unrecognized gains and losses in excess of the corridor criteria are amortized over the average future lifetime or service of plan participants, depending on the plan. These assumptions are updated at each annual measurement date.
Changes in benefit obligations for the years ended December 31, 2019 and 2018 were:

	2019	2018
Changes in benefit obligation
Benefit obligation at beginning of year	$2,278,043	$2,435,765
Service cost	9,558	10,410
Interest cost	97,441	88,247
Plan participants’ contributions	2,246	2,466
Actuarial loss (gain)	246,352	(122,556)
Foreign currency exchange rate changes	9,073	(18,416)
Gross benefits paid	(119,789)	(118,643)
Plan amendments	3,327	—
Curtailments	(6,569)	—
Settlements	(67,831)	—
Special termination costs	42,757	—
Acquired plans	1,992	770
Benefit obligation at end of year	$2,496,600	$2,278,043
The benefit obligations for the Company’s U.S. pension plans included in the above were $2,228,066 and $2,055,701 at December 31, 2019 and 2018, respectively. The total accumulated benefit obligation for the Company’s defined benefit pension

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

plans in the U.S., Canada, and Europe was approximately $2,466,322 and $2,247,013 at December 31, 2019 and 2018, respectively.
The Company recorded $42,757 in special termination costs related to benefits provided through the Company's defined benefit plans to employees that accepted the voluntary retirement program ("VRP") as part of the Company's 2019 Cost Savings Plan. Refer to the restructuring footnote for more information.
The assumptions used to measure the pension benefit obligations for the plans at December 31, 2019 and 2018, were:

	2019	2018
Weighted average discount rate	3.43%	4.36%
Rate of increase in future compensation levels	3.13%	3.14%
Changes in plan assets for the years ended December 31, 2019 and 2018 were:

	2019	2018
Changes in plan assets
Fair value of plan assets at beginning of year	$2,043,379	$2,206,479
Actual return on plan assets	427,597	(86,418)
Foreign currency exchange rate changes	9,826	(18,054)
Employer contributions	15,799	57,549
Plan participants’ contributions	2,246	2,466
Benefits paid	(119,789)	(118,643)
Settlements	(67,831)	—
Fair value of plan assets at end of year	$2,311,227	$2,043,379
The fair values of plan assets for the Company’s U.S. pension plans included in the above were $2,051,474 and $1,831,513 at December 31, 2019 and 2018, respectively.
For the years ended December 31, 2019 and 2018, the aggregate benefit obligation and aggregate fair value of plan assets for plans with benefit obligations in excess of plan assets were as follows:

	2019	2018
Aggregate benefit obligation	$298,565	$2,106,348
Aggregate fair value of plan assets	$39,672	$1,863,245
For the years ended December 31, 2019 and 2018, the aggregate accumulated benefit obligation and aggregate fair value of plan assets for plans with accumulated benefit obligations in excess of plan assets were as follows:

	2019	2018
Aggregate accumulated benefit obligation	$270,230	$2,070,183
Aggregate fair value of plan assets	$39,672	$1,855,714
The asset allocations for the Company’s funded pension plans at December 31, 2019 and 2018, and the target allocation for 2020, by asset category were:

	Target Allocation	Percentage of Plan Assets at December 31
	2020	2019	2018
Asset Category
Equity securities	68%	70%	67%
Debt securities	32%	30%	33%
	100%	100%	100%

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

The Company’s benefit plan committees in the U.S. and Canada establish investment policies and strategies and regularly monitor the performance of the funds. The plans in Europe are unfunded and, therefore, there are no plan assets. The pension plan strategy implemented by the Company’s management is to achieve long-term objectives and invest the pension assets in accordance with the applicable pension legislation in the U.S. and Canada as well as fiduciary standards. The long-term primary investment objectives for the pension plans are to provide for a reasonable amount of long-term growth of capital, without undue exposure to risk, protect the assets from erosion of purchasing power, and provide investment results that meet or exceed the pension plans’ actuarially assumed long-term rates of return. The Company’s investment strategy with respect to pension plan assets is to generate a return in excess of the passive portfolio benchmark (47% S&P 500 Index, 5% Russell Midcap Index, 7% Russell 2000 Index, 5% MSCI EAFE Index, 5% DJ Global Moderate Index, 3% MSCI Emerging Market Net, and 28% Barclays U.S. Long Govt/Credit).
The fair values of the plan assets as of December 31, 2019 and 2018, by asset category, are shown in the tables below. Various inputs are considered when determining the value of the Company’s pension plan assets. The inputs or methodologies used for valuing securities are not necessarily an indication of the risk associated with investing in these securities. Level 1 represents observable market inputs that are unadjusted quoted prices for identical assets or liabilities in active markets. Level 2 represents other significant observable inputs (including quoted prices for similar securities, interest rates, credit risk, etc.). Level 3 represents significant unobservable inputs (including the Company’s own assumptions in determining the fair value of investments). Certain investments are measured at fair value using the net asset value ("NAV") per share as a practical expedient and have not been classified in the fair value hierarchy.

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

The valuation methods may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date. Equity securities are valued at the closing price reported on the active market on which the individual securities are traded on the last day of the calendar plan year. Debt securities including corporate bonds, U.S. Government securities, and asset-backed securities are valued using price evaluations reflecting the bid and/or ask sides of the market for an investment as of the last day of the calendar plan year.

	2019
	Total	Assets Measured at NAV	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Equity Securities
Common stocks — mutual funds — equity	$527,151	$187,500	$339,651	$—	$—
Genuine Parts Company common stock	214,418	—	214,418	—	—
Other stocks	865,078	—	865,070	—	8

Debt Securities
Short-term investments	34,516	—	34,516	—	—
Cash and equivalents	15,833	—	15,833	—	—
Government bonds	259,939	—	167,394	92,545	—
Corporate bonds	255,352	—	—	255,352	—
Asset-backed and mortgage-backed securities	9,316	—	—	9,316	—
Other-international	27,903	—	27,903	—	—
Municipal bonds	10,153	—	—	10,153	—
Mutual funds—fixed income	89,298	89,298	—	—	—

Other
Cash surrender value of life insurance policies	2,270	—	—	—	2,270
Total	$2,311,227	$276,798	$1,664,785	$367,366	$2,278

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

	2018
	Total	Assets Measured at NAV	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Equity Securities
Common stocks — mutual funds — equity	$457,567	$166,045	$291,522	$—	$—
Genuine Parts Company common stock	193,810	—	193,810	—	—
Other stocks	713,924	—	713,882	—	42

Debt Securities
Short-term investments	30,855	—	30,855	—	—
Cash and equivalents	14,583	—	14,583	—	—
Government bonds	223,750	—	159,483	64,267	—
Corporate bonds	227,616	—	—	227,616	—
Asset-backed and mortgage-backed securities	8,866	—	—	8,866	—
Other-international	29,471	—	29,126	345	—
Municipal bonds	8,747	—	—	8,747	—
Mutual funds—fixed income	131,755	86,443	—	45,312	—

Other
Cash surrender value of life insurance policies	2,435	—	—	—	2,435
Total	$2,043,379	$252,488	$1,433,261	$355,153	$2,477
Equity securities include Genuine Parts Company common stock in the amounts of $214,418 (9% of total plan assets) and $193,810 (9% of total plan assets) at December 31, 2019 and 2018, respectively. Dividend payments received by the plan on Company stock totaled approximately $6,156 and $5,813 in 2019 and 2018, respectively. Fees paid during the year for services rendered by parties in interest were based on customary and reasonable rates for such services.
The changes in the fair value measurement of plan assets using significant unobservable inputs (Level 3) during 2019 and 2018 were not material.
Based on the investment policy for the pension plans, as well as an asset study that was performed based on the Company’s asset allocations and future expectations, the Company’s expected rate of return on plan assets for measuring 2020 pension income is 7.11% for the plans. The asset study forecasted expected rates of return for the approximate duration of the Company’s benefit obligations, using capital market data and historical relationships.
The following table sets forth the funded status of the plans and the amounts recognized in the consolidated balance sheets at December 31:

	2019	2018
Other long-term asset	$73,520	$8,440
Other current liability	(11,692)	(9,213)
Pension and other post-retirement liabilities	(247,201)	(233,891)
	$(185,373)	$(234,664)

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

Amounts recognized in accumulated other comprehensive loss consist of:

	2019	2018
Net actuarial loss	$952,133	$1,014,794
Prior service cost	9,343	5,939
	$961,476	$1,020,733
The following table reflects the total benefits expected to be paid from the pension plans’ or the Company’s assets. Of the pension benefits expected to be paid in 2020, approximately $11,694 is expected to be paid from employer assets. Expected employer contributions below reflect amounts expected to be contributed to funded plans. Information about the expected cash flows for the pension plans follows:

Employer contribution
2020 (expected)	$6,943
Expected benefit payments:
2020	$123,033
2021	$130,333
2022	$134,260
2023	$138,539
2024	$141,350
2025 through 2029	$737,591
Net periodic benefit income included the following components:

	2019	2018	2017
Service cost	$9,558	$10,410	$8,459
Interest cost	97,441	88,247	96,651
Expected return on plan assets	(154,137)	(154,006)	(155,432)
Amortization of prior service credit	(67)	(147)	(350)
Amortization of actuarial loss	31,000	39,721	38,034
Net periodic benefit income	$(16,205)	$(15,775)	$(12,638)
Service cost is recorded in selling, administrative and other expenses in the consolidated statements of income and comprehensive income while all other components except for special termination costs are recorded within other non-operating expenses (income). The special termination costs incurred in connection with the 2019 Cost Savings Plan are presented on their own line within non-operating expenses (income).
Other changes in plan assets and benefit obligations recognized in other comprehensive income (loss) are as follows:

	2019	2018	2017
Current year actuarial (gain) loss	$(33,677)	$117,867	$(27,672)
Recognition of actuarial loss	(31,000)	(39,721)	(38,034)
Current year prior service cost	3,327	—	4,768
Recognition of prior service credit	67	147	350
Recognition of curtailment loss	(155)	—	—
Other	(50)	—	—
Total recognized in other comprehensive (loss) income	$(61,488)	$78,293	$(60,588)
Total recognized in net periodic benefit income and other comprehensive (loss) income	$(77,693)	$62,518	$(73,226)

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

The estimated amounts that will be amortized from accumulated other comprehensive loss into net periodic benefit income in 2020 are as follows:

Actuarial loss	$44,602
Prior service credit	691
Total	$45,293
The assumptions used in measuring the net periodic benefit income for the plans follow:

	2019	2018	2017
Weighted average discount rate	4.36%	3.70%	4.26%
Rate of increase in future compensation levels	3.14%	3.11%	3.15%
Expected long-term rate of return on plan assets	7.12%	7.14%	7.80%
The Company has one defined contribution plan in the U.S. that covers substantially all of its domestic employees. Employees receive a matching contribution of 100% of the first 5% of the employees’ salary. Total plan expense was approximately $64,990 in 2019, $62,335 in 2018, and $58,186 in 2017.
The Company has a defined contribution plan that covers full-time Canadian employees after six months of employment and part-time employees upon meeting provincial minimum standards. Employees receive a matching contribution of 100% of the first 5% of the employees’ salary. Total plan expense was approximately $4,433 in 2019 and $4,108 in 2018.
10. Guarantees
The Company guarantees the borrowings of certain independently controlled automotive parts stores (independents) and certain other affiliates in which the Company has a noncontrolling equity ownership interest (affiliates). Presently, the independents are generally consolidated by unaffiliated enterprises that have a controlling financial interest through ownership of a majority voting interest in the independent. The Company has no voting interest or other equity conversion rights in any of the independents. The Company does not control the independents or the affiliates, but receives a fee for the guarantee. The Company has concluded that the independents are variable interest entities, but that the Company is not the primary beneficiary. Specifically, the equity holders of the independents have the power to direct the activities that most significantly impact the entity’s economic performance including, but not limited to, decisions about hiring and terminating personnel, local marketing and promotional initiatives, pricing and selling activities, credit decisions, monitoring and maintaining appropriate inventories, and store hours. Separately, the Company concluded the affiliates are not variable interest entities. The Company’s maximum exposure to loss as a result of its involvement with these independents and affiliates is generally equal to the total borrowings subject to the Company’s guarantee. While such borrowings of the independents and affiliates are outstanding, the Company is required to maintain compliance with certain covenants, including a maximum debt to EBITDA ratio and certain limitations on additional borrowings. At December 31, 2019, the Company was in compliance with all such covenants.
At December 31, 2019, the total borrowings of the independents and affiliates subject to guarantee by the Company were approximately $904,662. These loans generally mature over periods from one to six years. In the event that the Company is required to make payments in connection with guaranteed obligations of the independents or the affiliates, the Company would obtain and liquidate certain collateral (e.g., accounts receivable and inventory) to recover all or a portion of the amounts paid under the guarantee. When it is deemed probable that the Company will incur a loss in connection with a guarantee, a liability is recorded equal to this estimated loss. To date, the Company has had no significant losses in connection with guarantees of independents’ and affiliates’ borrowings.
The Company has recognized certain assets and liabilities amounting to $90,000 and $78,000 for the guarantees related to the independents’ and affiliates’ borrowings at December 31, 2019 and 2018, respectively. These assets and liabilities are included in other assets and other long-term liabilities in the consolidated balance sheets.
11. Commitments and Contingencies
Legal Matters
The Company is subject to various legal proceedings, many involving routine litigation incidental to the businesses, including approximately 1,615 pending product liability lawsuits resulting from its national distribution of automotive parts and supplies. Many of these involve claims of personal injury allegedly resulting from the use of automotive parts distributed by the

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

Company. The amounts accrued for product liabilities as of December 31, 2019 and 2018 were $146,230 and $141,203, respectively. While litigation of any type contains an element of uncertainty, the Company believes that its insurance coverage and its defense, and ultimate resolution of pending and reasonably anticipated claims will continue to occur within the ordinary course of the Company’s business and that resolution of these claims will not have a material effect on the Company’s business, results of operations or financial condition.
On April 17, 2017, a jury awarded damages against the Company of $81,500 in a litigated automotive product liability dispute. Through post-trial motions and offsets from previous settlements, the initial verdict was reduced to $77,100. The Company believed the verdict was not supported by the facts or the law and was contrary to the Company’s role in the automotive parts industry. The Company challenged the verdict through an appeal to a higher court. On February 19, 2020, the higher court issued an order entirely reversing the jury’s finding on damages and ordering a new trial on damages.  Absent any further appeal, the matter will be remanded to the trial court for a new trial on damages only. At the time of the filing of these financial statements, based upon the Company’s legal defenses, insurance coverage, and reserves, the Company does not believe this matter will have a material impact to the consolidated financial statements.
Fire at S.P. Richards Headquarters and Distribution Center
On July 19, 2019, a fire occurred at the S.P. Richards headquarters in Atlanta, Georgia. The building primarily held the S.P. Richards headquarters office and was connected to its Atlanta distribution center. The Company maintains property and casualty loss insurance coverage. The Company expects to recover all losses on inventory, property, plant and equipment and other fire-related costs from insurance proceeds.
12. Acquisitions, Divestitures and Discontinued Operations
Acquisitions
2019
The Company's cash used in acquisitions of businesses totaled $732,142, net of cash acquired, during the year ended December 31, 2019. In the Automotive Parts Group, the acquired businesses included all of its equity interests in Hennig Fahrzeugteile Group ("Hennig") in January 2019 and of PartsPoint Group in June 2019, which together generate estimated annual revenues of approximately $520,000, as well as several bolt-on acquisitions.
In the Industrial Parts Group, the Company acquired all of the equity interests in Axis New England and Axis New York ("Axis") in March 2019, which generate estimated annual revenue of approximately $55,000, and the remaining 65% equity investment in Inenco Group Pty Ltd ("Inenco") in July 2019. Inenco is one of Australasia's leading industrial distributors of key product categories such as bearings, power transmission and seals and it generates estimated annual revenues of approximately $400,000. Prior to the 65% acquisition, the Company accounted for its 35% investment in Inenco under the equity method of accounting. Upon acquisition the Company recognized the 35% investment at its acquisition-date fair value of $123,385. The difference between the acquisition-date fair value and the carrying amount of the equity method investment resulted in the recognition of a gain of $38,663 on the acquisition date. The acquisition-date fair value was determined using a market and income approach with the assistance of a third party valuation firm. The gain is included in the line item "other" within non-operating (income) expenses on the consolidated statement of income and comprehensive income for the year ended December 31, 2019.
The total acquisition date fair value of the consideration transferred for the businesses and of any previously held equity interests was $860,712, net of cash acquired of $16,591, and it consisted of the following:

December 31, 2019
Cash	$732,142
Fair value of 35% investment in Inenco held prior to business combination	123,385
Fair value of other investments held prior to business combination	5,185
Total	$860,712
The following table summarizes the preliminary, estimated fair values of the assets acquired and liabilities assumed at the acquisition dates for the aggregate of these businesses. Additional adjustments may be made to the acquisition accounting during the measurement period primarily related to intangible asset revaluations and tax accounting.

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

As of Acquisition Dates
Trade accounts receivable	$148,543
Merchandise inventories	319,579
Prepaid expenses and other current assets	788
Intangible assets	340,799
Deferred tax assets	1,480
Property, plant and equipment	70,958
Operating lease assets	127,470
Other assets	20,318
Total identifiable assets acquired	1,029,935
Current liabilities	122,307
Long-term debt	164,662
Operating lease liabilities	61,626
Deferred tax liabilities	67,081
Other long-term liabilities	132,187
Total liabilities assumed	547,863
Net identifiable assets acquired	482,072
Noncontrolling interests in a subsidiary	(1,600)
Goodwill	380,240
Net assets acquired	$860,712
The acquired intangible assets of approximately $340,799 were provisionally assigned to customer relationships of $304,302, trademarks of $32,907, and other intangibles of $3,590 with weighted average amortization lives of 16.6, 21.7, and 5.0 years, respectively, for a total weighted average amortization life of 17.0 years. The fair value of the acquired identifiable intangible assets is provisional pending completion of the final valuations for these assets.
The estimated goodwill recognized as part of the acquisitions is generally not tax deductible. The goodwill is attributable primarily to the expected synergies and assembled workforces of the acquired businesses.
The results of operations for the acquired businesses were included in the Company’s consolidated statements of income and comprehensive income beginning on their respective acquisition dates.
2018
In 2018, a significant portion of the businesses acquired included 20 businesses in the Automotive Parts Group and three businesses in the Industrial Parts Group.
The 20 Automotive Parts Group acquisitions generate estimated annual revenues of approximately $180,000. The acquisitions included TMS Motor Spares ("TMS") in August 2018 and Platinum International Group ("Platinum") in October 2018. TMS is a leading automotive parts distributor and operates 17 locations in Scotland and seven locations in England. Platinum is a leading value-added battery distributor in the automotive, industrial, and leisure markets and operates nine locations in the U.K. and one location in the Netherlands.
The three Industrial Parts Group acquisitions generate estimated annual revenues of approximately $100,000. The largest acquisition was Hydraulic Supply Company ("HSC") in October 2018, which operates 30 locations in the U.S. HSC is a full-service fluid power distributor, with a product offering of hydraulic, pneumatic and industrial components and systems.
For each acquisition, the Company allocated the purchase price to the assets acquired and the liabilities assumed based on their fair values as of their respective acquisition dates. The results of operations for the acquired businesses were included in the Company’s consolidated statements of income and comprehensive income beginning on their respective acquisition dates. The Company recorded approximately $167,000 of goodwill and other intangible assets associated with the 2018 acquisitions. Other intangible assets acquired consisted of customer relationships of $76,000 with weighted average amortization lives of 15 years.

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

2017
In 2017, a significant portion of the businesses acquired included 12 businesses in the Automotive Parts Group and three businesses in the Industrial Parts Group. The aggregate purchase price for these 15 acquisitions was approximately $1,334,000, net of cash acquired. In 2017, the Company allocated the purchase price to the assets acquired and the liabilities assumed based on their fair values as of their respective acquisition dates. The results of operations for the acquired companies were included in the Company’s consolidated statements of income and comprehensive income beginning on their respective acquisition dates. The Company recorded $1,926,000 of goodwill and other intangible assets associated with the 2017 acquisitions. Other intangible assets acquired in 2017, excluding AAG, consisted of customer relationships of $69,000 with weighted average amortization lives of 15 years.
Divestitures
2019
The Company received proceeds from divestitures of businesses totaling $434,609 during the year ended December 31, 2019. The divestitures are not considered strategic shifts that will have a major effect on the Company’s operations or financial results; therefore, they are not reported as discontinued operations. The Company recognized realized currency losses of $34,701 during the year ended December 31, 2019. These losses are included in the line item "other" within non-operating expenses (income) on the consolidated statement of income and comprehensive income for the year ended December 31, 2019.
Grupo Auto Todo
On March 7, 2019, the Company sold all of its equity in Grupo Auto Todo, a Mexican subsidiary within the Automotive Parts Group. Grupo Auto Todo contributed revenues of $15,900 for the year ended December 31, 2019 and $93,000 for the year ended December 31, 2018.
EIS
During the third quarter of 2019, the Company approved a transaction to sell EIS, a wholly owned subsidiary within the Industrial Parts Group. The transaction closed on September 30, 2019. EIS contributed revenues of $588,031 for the year ended December 31, 2019 and $817,249 for the year ended December 31, 2018.
2018
Business Products Group
On April 12, 2018, the Company entered into a definitive agreement with Essendant, Inc. ("Essendant") for Essendant to combine with the Company's Business Products Group in a business combination transaction. The transaction was to be structured as a Reverse Morris Trust, in which the Company would separate the Business Products Group into a standalone company and spin off that standalone company to the Company's shareholders, immediately followed by the merger of a subsidiary of Essendant and the spun-off company.
On September 14, 2018, the definitive agreement with Essendant was terminated by Essendant, so that Essendant could enter into a merger agreement with another party. Concurrently with the termination, the Company received a termination fee of $12,000. The termination fee is classified as an offset to the transaction and other costs incurred related to the merger agreement within selling, administrative and other expenses in the consolidated statements of income and comprehensive income.
Discontinued Operations
Business Products Group
Effective June 30, 2020, the Company completed the divestiture of its Business Products Group by selling Supply Source Enterprises, Inc. ("SSE") and S.P. Richards Company ("SPR") in separate transactions. There may be additional cash payments or receipts in subsequent quarters as the Company finalizes customary post-transaction working capital adjustments. These divestitures are part of the Company's long-term strategic initiative to streamline its operations and optimize its portfolio so that it can drive shareholder value by focusing on its global Automotive and Industrial Parts Groups. The Business Products Group was previously a reportable segment of the Company. These divestitures, together with prior period divestitures of Garland C. Norris (effective December 13, 2019), SPR Canada (effective January 1, 2020) and Safety Zone Canada (effective March 2, 2020), represent a single plan to exit the Business Products Group segment and are considered a strategic shift that will have a major effect on the Company’s operations and financial results. Therefore, the results of operations, financial position and cash flows for the Business Products Group are reported as discontinued operations for all periods presented.

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

The Company maintains an immaterial investment in SPR and has concluded that SPR is a variable interest entity. The Company also remains involved with SPR for a limited period of time through various lease, sublease, freight distribution and transition service agreements. The Company is not the primary beneficiary and therefore does not consolidate SPR. Among other things, the Company does not have any voting rights and does not have the power to direct the activities that most significantly affect SPR's economic performance.
For a limited period of time as SPR completes its transition away from the Company’s shared services platform, the Company continues to pay certain payables on SPR’s behalf and at SPR’s direction with full, weekly reimbursement from SPR under the terms of a transition services agreement.
The Company’s results of operations for discontinued operations were:

	Year Ended December 31,
	2019	2018	2017
Net sales	$1,870,071	$1,903,468	$1,912,359
Cost of goods sold	1,413,485	1,439,436	1,437,436
Gross profit	456,586	464,032	474,923
Operating and non-operating expenses	476,521	383,058	396,302
Loss on disposal	9,048	—	—
(Loss) income before income taxes	(28,983)	80,974	78,621
Income taxes	(3,593)	20,034	25,647
Net (loss) income from discontinued operations	$(25,390)	$60,940	$52,974
The Company’s assets and liabilities for discontinued operations, by major class, were:

	As of December 31,
	2019	2018
Assets
Trade accounts receivable, net	$194,903	$216,908
Merchandise inventories, net	387,307	397,694
Prepaid expenses and other current assets	132,041	115,047
Goodwill	—	81,956
Other intangible assets, less accumulated amortization	76,829	83,744
Operating lease assets	80,302	—
Other assets	91,640	74,912
Total assets of discontinued operations	$963,022	$970,261

Liabilities
Trade accounts payable	$158,163	$170,139
Other current liabilities	59,954	37,986
Long-term liabilities	68,906	3,204
Total liabilities of discontinued operations	$287,023	$211,329

13. Segment Data
The Company’s reportable segments consist of automotive and industrial parts. Within the reportable segments, certain of the Company’s operating segments are aggregated since they have similar economic characteristics, products and services, type and class of customers, and distribution methods.

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

The Company’s automotive segment distributes replacement parts (other than body parts) for substantially all makes and models of automobiles, trucks, and other vehicles.
The Company’s industrial segment distributes a wide variety of industrial bearings, mechanical and fluid power transmission equipment, including hydraulic and pneumatic products, material handling components and related parts and supplies.
Inter-segment sales are not significant. Segment profit for each industry segment is calculated as net sales less operating expenses excluding general corporate expenses, interest expense, equity in income from investees, intangible asset amortization, income attributable to noncontrolling interests and other unallocated amounts that are driven by corporate initiatives. Approximately $245,373, $281,687 and $193,308 of income before income taxes was generated in jurisdictions outside the U.S. for the years ended December 31, 2019, 2018, and 2017, respectively. Net sales and net property, plant and equipment by country relate directly to the Company’s operations in the respective country. Corporate assets are principally cash and cash equivalents and headquarters’ facilities and equipment.

	2019	2018	2017
Net sales: (1)
Automotive	$10,993,902	$10,533,021	$8,591,430
Industrial	6,528,332	6,298,584	5,805,012
Total net sales	$17,522,234	$16,831,605	$14,396,442
Segment profit:
Automotive	$831,951	$856,014	$722,493
Industrial	521,830	487,360	440,454
Total segment profit	$1,353,781	$1,343,374	$1,162,947
Interest expense, net	(91,405)	(93,281)	(38,586)
Corporate expense	(140,815)	(137,036)	(110,679)
Intangible asset amortization	(92,206)	(83,489)	(46,385)
Other unallocated costs	(170,072)	(34,930)	(36,650)
Income before income taxes from continuing operations	$859,283	$994,638	$930,647

The following table presents a summary of the other unallocated costs:
	2019	2018	2017
Other unallocated amounts:
Restructuring costs	$(100,023)	$—	$—
Special termination costs	(42,757)	—	—
Realized currency and other divestiture losses	(34,701)	—	—
Gain on equity investment	38,663	—	—
Transaction and other costs	(31,254)	(34,930)	(36,650)
Total other unallocated amounts	$(170,072)	$(34,930)	$(36,650)

	2019	2018	2017
Assets:
Automotive	$7,376,408	$6,248,117	$6,146,919
Industrial	1,993,457	1,792,662	1,648,761
Corporate	527,126	297,282	256,744
Goodwill and other intangible assets	3,785,616	3,374,718	3,383,164
Discontinued operations	963,022	970,261	976,793
Total assets	$14,645,629	$12,683,040	$12,412,381

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

	2019	2018	2017
Depreciation and amortization:
Automotive	$122,905	$105,238	$71,405
Industrial	17,577	14,518	13,446
Corporate	24,575	24,339	21,936
Intangible asset amortization	92,206	83,489	46,021
Total depreciation and amortization	$257,263	$227,584	$152,808
Capital expenditures:
Automotive	$227,420	$198,910	$118,181
Industrial	39,003	21,783	28,566
Corporate	11,450	5,813	1,979
Total capital expenditures	$277,873	$226,506	$148,726
Net sales:
United States	$12,226,381	$12,083,120	$11,392,499
Europe	2,223,498	1,860,912	256,364
Canada	1,614,659	1,565,393	1,467,182
Australasia	1,369,361	1,193,148	1,162,122
Mexico	88,335	129,032	118,275
Total net sales	$17,522,234	$16,831,605	$14,396,442
Net property, plant and equipment:
United States	$763,746	$693,683	$614,473
Europe	153,357	110,184	96,857
Canada	103,320	91,195	90,700
Australasia	147,457	95,578	95,299
Mexico	5,808	4,014	6,303
Total net property, plant and equipment	$1,173,688	$994,654	$903,632

(1)The net effect of discounts, incentives, and freight billed to customers has been allocated to their respective segments for the current and prior periods. Previously, the net effect of such items were captured and presented separately in a line item entitled “Other.”

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

The following table presents disaggregated geographical net sales from contracts with customers by reportable segment. The Company believes this presentation best depicts how the nature, amount, timing and uncertainty of net sales and cash flows are affected by economic factors:

	2019	2018	2017
North America:
Automotive	$7,613,047	$7,478,961	$7,172,944
Industrial	6,316,328	6,298,584	5,805,012
Total North America	$13,929,375	$13,777,545	$12,977,956
Australasia:
Automotive	$1,157,357	$1,193,148	$1,162,122
Industrial	212,004	—	—
Total Australasia	$1,369,361	$1,193,148	$1,162,122
Europe - Automotive	$2,223,498	$1,860,912	$256,364
Total net sales	$17,522,234	$16,831,605	$14,396,442

Genuine Parts Company and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019

14. Restructuring
In October of 2019, the Company approved and began to implement certain restructuring actions (the "2019 Cost Savings Plan") across its subsidiaries primarily targeted at simplifying organizational structures and distribution networks. The Company believes these actions will reduce costs in the future and allow it to more effectively and efficiently manage its businesses. Among other things, the 2019 Cost Savings Plan will result in workforce reductions and facility closures and consolidations. The Company executed a VRP for its U.S. and Canadian subsidiaries in the fourth quarter of 2019 in connection with this plan.
The table below summarizes costs associated with the 2019 Cost Savings Plan:

Total
Restructuring costs	$100,023
Special termination costs	42,757
Total costs incurred in 2019	$142,780
Remaining costs expected but not yet incurred	19,621
Total costs	$162,401
The 2019 Cost Savings Plan was approved and funded by the Company's corporate office and therefore these costs are not allocated to the Company's segments. See the segment data footnote for more information.
The table below summarizes the activity related to the restructuring costs discussed above. As of December 31, 2019, the current portion of the restructuring liability of $74,153 is included in other current liabilities on the consolidated balance sheet.

	Severance and other employee costs	Facility and closure costs	Accelerated operating lease costs	Asset impairments	Total
Liability as of January 1, 2019	$—	$—	$—	$—	$—
Restructuring costs	81,866	9,526	3,223	5,408	100,023
Cash payments	(5,209)	(3,378)	—	—	(8,587)
Non-cash charges	(5,550)	—	(3,223)	(5,408)	(14,181)
Translation	333	491	—	—	824
Liability as of December 31, 2019	$71,440	$6,639	$—	$—	$78,079